Exhibit 4.6

CLAIMS PROCEDURES COMPLIANCE AMENDMENT TO

DOCUMENT AGILITY, INC. VOLUME SUBMITTER 401(K) SAVINGS/PS PLAN

ADOPTION AGREEMENT NO. 001

WITH

BASE PLAN DOCUMENT NO. 01

Document Agility, Inc., as the volume submitter practitioner, hereby adopts the attached compliance amendment for purposes of complying the Document Agility, Inc. (formerly the PDS Premier™) Volume Submitter 401(k) Savings/PS Plan Adoption Agreement No. 001 and Base Plan Document No. 01, advisory letter J593640a (the “Specimen Plan”) and all plans generated using the Specimen Plan with respect to which the volume submitter practitioner retains amendment authority under the provisions of Revenue Procedure 2007-44 and 2011-49, with final Department of Labor regulations applicable to disability claims under pension plans. The provisions of this amendment are effective for disability claims filed on or after April 1, 2018 (or such later date as may be prescribed by the Secretary under subsequent guidance or ruling).

Capitalized terms used in this amendment refer to those terms as defined and used in the Specimen Plan. If the Plan has been modified to substitute a different term for the defined term used in the Specimen Plan, the provisions of the amendment shall be deemed to apply as if reference were made to the modified term used in the Plan.

References to provisions by Section number or title are to the provisions associated with the Section number or title used in the Specimen Plan. If the Plan has been modified in such a way that the Section numbers or titles have been changed, references are to the provisions in the Plan that are associated with the Section numbers or titles in the Specimen Plan.

Adopted this 26th day of January, 2018.

By:	/s/ Ron MacInnis
Ron MacInnis

COMPLIANCE AMENDMENT TO

DOCUMENT AGILITY, INC. VOLUME SUBMITTER 401(K) SAVINGS/PS PLAN

BASE PLAN DOCUMENT NO. 01

Effective for disability claims filed on or after April 1, 2018 (or such later date as may be prescribed by the Secretary under subsequent guidance or ruling), the Document Agility, Inc. (formerly the PDS Premier™) Volume Submitter 401(k) Savings/PS Plan Base Plan Document No. 01, advisory letter J593640a, is amended in response to final Department of Labor regulations applicable to disability claims under pension plans, as provided below:

1. Section 18.4 of the Base Plan Document is amended to provide as follows:

18.4 Claims Review Procedure

The requirements of the DOL Regulations, as described in this Section and in the more detailed Plan claims procedures, shall control whenever a claimant (i) files a claim for benefits under the Plan that is denied, in whole or in part or (ii) seeks a remedy under any provision of ERISA or other applicable law in connection with any issue regarding his benefit under the Plan and such claim is denied, in whole or in part.

(a)	Special Definitions. For purposes of this Section, the following terms shall have the following meanings:

(1)

A “claimant” means any person who either (i) makes a claim for benefits under the Plan or (ii) seeks a remedy under any provision of ERISA or other applicable law in connection with any error regarding his benefit under the Plan.

(2)	The “DOL Regulations” mean Department of Labor Regulations Section 2560.503-1.

(3)	The “Plan claims procedures” mean the procedures established by the Administrator to review claims under the Plan, as described in the summary plan description.

References to the Administrator in this section include any other claims adjudicator acting on behalf of the Administrator.

(b)	Standard Claims Review: The provisions of this Section 18.4(b) shall apply to any claim that is not subject to review under the provisions of Section 18.4(c) below.

(A)

Initial Review. Whenever the Administrator decides for whatever reason to deny, whether in whole or in part, a claim for benefits filed by a claimant, the Administrator shall transmit to the claimant a written notice of its decision within 90 days of the date the claim was filed, unless the claimant voluntarily agrees to a longer review period.

(B)

Extension of Initial Review Period. If special circumstances require an extension, the Administrator will notify the claimant before the end of the initial review period that additional review time is necessary. The Administrator cannot extend the review period beyond an additional 90 days, unless the claimant voluntarily agrees to a longer extension.

(C)

Denial Notice. The notice denying a claimant’s claim shall be written in a manner calculated to be understood by the claimant and shall contain the information required under the DOL Regulations and the Plan claims procedures.

(2)

Appeal of Adverse Benefit Determination. Within the 60-day period beginning on the date the claimant receives notice of the adverse benefit determination, the claimant or his authorized representative may appeal the determination by filing a written request with the Administrator. The request must contain the information identified in the Plan claims procedures.

(3)

Review on Appeal. If a claimant timely files an appeal in accordance with the provisions of Section 18.4(b)(2), the Plan shall provide a full and fair review of the adverse benefit determination. Within 60 days of the date the Administrator receives the claimant’s appeal (or, if special circumstances require an extension, within 120 days of that date; provided that the delay and the reasons for the delay are communicated to the claimant within the initial 60-day period), the Administrator shall render its decision on appeal to the claimant. The notice denying a claimant’s appeal shall be written in a manner calculated to be understood by the claimant and shall contain the information required under the DOL Regulations and the Plan claims procedures.

(c)

Disability Claims Review: The provisions of this Section 18.4(c) shall apply to any claim that requires a determination under the Plan as to whether or not a claimant is disabled. The provisions of this Section shall not apply if the disability determination is made by a party outside the Plan for reasons other than determining eligibility for benefits under the Plan, such as where disability under the Plan is determined based solely on whether the claimant is entitled to disability benefits under the Social Security Act or under the Employer’s long term disability plan.

(1)

Initial Review. Whenever the Administrator decides for whatever reason to deny, whether in whole or in part, a claim for benefits filed by a claimant, the Administrator shall transmit to the claimant a written notice of its decision within 45 days of the date the claim was filed, unless the claimant voluntarily agrees to a longer review period.

(A)

Extension of Initial Review Period for Special Circumstances. If special circumstances outside the control of the Administrator require an extension, the Administrator will notify the claimant before the end of the initial review period that additional review time is necessary. Unless the Administrator requires additional information from the Participant to process the disability claim, the review period cannot be extended beyond an additional 30 days, unless the claimant voluntarily agrees to a longer review period. If the Administrator requires additional information from the Participant to process the disability claim, the Participant must respond within 45 days of the date the notice is provided and the review period may be extended accordingly. If special circumstances require a further extension, the Administrator will notify the claimant before the end of the initial 30-day extension that additional review time is necessary and the date by which a final decision is expected.

(B)

Contents of Denial Notice. The notice denying a claimant’s claim for a disability benefit shall be written in a manner calculated to be understood by the claimant, shall be provided in a culturally and linguistically appropriate manner, and shall contain the information required under the DOL Regulations and the Plan claims procedures.

(2)

Appeal of Adverse Benefit Determination. Within the 180-day period beginning on the date the claimant receives notice of the adverse benefit determination, the claimant or his authorized representative may appeal the determination by filing a written request with the Administrator. The request must contain the information identified in the Plan claims procedures.

(3)

Review on Appeal. If a claimant timely files an appeal in accordance with the provisions of Section 18.4(c)(2), the Plan shall provide a full and fair review of the adverse benefit determination in accordance with the Plan claims procedures. Within 45 days of the date the Administrator receives the claimant’s appeal, the reviewing fiduciary shall render its decision on appeal to the claimant. If the reviewing fiduciary decides for whatever reason to deny, whether in whole or in part, a claimant’s appeal of an adverse benefit determination, the reviewing fiduciary’s decision shall be written in a manner calculated to be understood by the claimant, shall be provided in a culturally and linguistically appropriate manner, and shall contain the information required under the DOL Regulations and the Plan claims procedures.

If the Plan fails to comply with the provisions of this Section or with the Plan claims procedures, such failure shall not constitute a failure to observe the written provisions of the Plan. However, in the event of such a failure, unless the failure is a minor one, the Plan may not assert as a defense in a later civil action that the claimant did not exhaust administrative remedies.

2. Section 18.6 of the Base Plan Document is amended to provide as follows:

18.6 Exhaustion of Remedies and Limitation on Filing Civil Action

No civil action for benefits under the Plan shall be brought unless and until the aggrieved person has:

(a)	submitted a timely claim for benefits in accordance with the provisions of the Plan; been notified by the Administrator that the claim has been denied (or such claim is deemed denied);

(b)	filed a written appeal of the claim in accordance with Section 18.4(b)(2) or 18.4(c)(2), as applicable;

(c)	been notified in writing of an adverse benefit determination on appeal; and

(d)	filed the civil action within 12 months of the date he receives a final adverse determination of his claim on appeal.

Notwithstanding the foregoing, an aggrieved person who fails to engage in or exhaust the claims and review procedures established under the Plan before bringing a claim for benefits under the Plan, based on a claim of futility or any other grounds, must file such action within 12 months of the first date he or she allegedly became entitled to the benefits at issue, based on the facts or conduct he or she alleges give rise to the claim. The foregoing shall not relieve a person from engaging in and exhausting the claims and review procedures established under the Plan. A claimant who fails to file a civil action within the applicable 12-month period will lose all rights to bring a civil action thereafter.

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